EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Rahaxi, Inc.

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the ability of Rahaxi, Inc. (formerly known as FreeStar Technology Corporation) to continue as a going concern dated October 14, 2008, included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and to all references to our Firm included in this Registration Statement.

/S/ RBSM LLP
Certified Public Accountants
New York, New York
December 3, 2008